                                                                    Exhibit 23.1

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Prestige Brands, Inc. of our reports dated July 2, 2004 relating to the financial statements and financial statement schedule of Prestige Brands International, LLC (successor basis); dated July 2, 2004, relating to the combined financial statements and financial statement schedule of Medtech Holdings, Inc. and The Denorex Company (predecessor basis); and dated
March 18, 2004 relating to the financial statements of The Spic and Span Company, all of which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Salt Lake City, Utah
July 2, 2004